Exhibit 99.1

Q4 news release
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2011

Calgary, January 31, 2012

Imperial Oil announces estimated fourth quarter financial and operating results

	Fourth quarter			Twelve months
(millions of dollars, unless noted)	2011	2010	%	2011	2010	%
Net income (U.S. GAAP)	1,005	799	26	3,371	2,210	53
Net income per common share
- assuming dilution (dollars)	1.18	0.94	26	3.95	2.59	53
Capital and exploration expenditures	1,178	1,065	11	4,066	4,045	1

Bruce March, chairman, president and chief executive officer of Imperial Oil, commented:

Imperial Oil’s earnings in the fourth quarter of 2011 were $1,005 million, up 26 percent from the fourth quarter of 2010. Strong operating performance in Imperial’s business segments allowed us to capture higher crude oil realizations in the Upstream and improved margins in the Downstream petroleum product markets. Another record quarterly production at Cold Lake highlighted our consistent focus on operations excellence and production reliability. The same focus in all areas of our business is fundamental to sustaining operating performance while advancing our company growth plans.

Earnings for the full year 2011 were $3,371 million, the second highest in our company’s history and up $1,161 million or 53% from $2,210 million in 2010.

The strength of Imperial’s business model and our flexibility to manage within changing business conditions continues to serve our shareholders well. We are entering the third year of our decade-long growth strategy in which we will double our total Upstream production to about 600,000 barrels per day. Capital expenditures in 2011 were $4.1 billion and were focused on advancing the construction of the Kearl oil sands project and funded from internally generated funds.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and retail service station networks.

Fourth quarter items of interest

•	Net income was $1,005 million, compared with $799 million for the fourth quarter of 2010, an increase of 26 percent or $206 million.

•	Net income per common share on a diluted basis was $1.18, up 26 percent from the fourth quarter of 2010.

•	Cash generated from operating activities was $1,216 million, up 21 percent from the same period last year.

•	Capital and exploration expenditures of $1,178 million compared with $1,065 million in the fourth quarter of 2010.

•	Gross oil-equivalent barrels of production averaged 291,000 barrels a day versus 302,000 barrels in the same period last year with asset sales accounting for about 5,000 barrels a day.

•	With a year-end cash balance of $1.2 billion, debt net of cash at year-end was essentially zero.

•

Safety performance – Achieving a workplace where “nobody gets hurt” continues to be a priority. This past year saw a sustained improvement in contractor workforce safety performance but an increased employee incident rate, which will be the focus for improvement in 2012.

•

Cold Lake achieves record annual and quarterly production – Cold Lake established a production record in 2011, averaging 160,000 barrels a day, compared to the previous annual record of 154,000 barrels a day in 2007. The fourth quarter also represented a second consecutive record quarterly production of 162,000 barrels a day. The increase is due to contributions from new wells steamed in 2010 and 2011, increased recovery as a result of technology applications and the cyclic nature of production at Cold Lake.

•

Kearl oil sands project update – The Kearl initial development is 87 percent complete, and is progressing on schedule with expected start-up in late 2012. In response to delays in obtaining transportation permits, significant proactive efforts have been taken to successfully advance module movement to the Kearl site. Modules have been reduced in size and permits for additional U.S. interstate highway routes have been received. Re-assembly and integration into the plant facilities continues.

•

Kearl oil sands expansion project approved – The Kearl expansion project was appropriated in December for $8.9 billion and will bring on additional production of 110,000 barrels per day by late 2015. Production from both the Kearl initial development and expansion phase will increase to a total of 290,000 barrels per day with additional mining output. Future debottlenecking of both the initial development and expansion phases will increase output to reach the regulatory capacity of 345,000 barrels a day by the end of this decade.

•

Capital and exploration expenditures – Cash generated by Imperial’s businesses funded $4.1 billion of capital and exploration expenditures in 2011. This included, continued investment in the Kearl oil sands project and additional acreage acquisitions. In 2012, planned capital and exploration expenditures are expected to be about $5 billion as the company enters its third year of a decade-long strategy to invest about $35 to $40 billion in growth projects.

•

Contributed to Canadian communities – Imperial contributed $15 million to communities across Canada in 2011, with a focus on education in math and sciences, environmental and energy initiatives and Aboriginal opportunities.

Fourth quarter 2011 vs. fourth quarter 2010

The company’s net income for the fourth quarter of 2011 was $1,005 million or $1.18 a share on a diluted basis, compared with $799 million or $0.94 a share for the same period last year.

Earnings in the fourth quarter were higher than the same quarter in 2010 primarily due to higher crude oil commodity prices of about $275 million, increased Cold Lake bitumen production of about $70 million and stronger downstream margins of about $65 million. These factors were partially offset by the unfavourable impacts of lower Syncrude volumes of about $100 million, increased refinery maintenance totalling about $60 million, higher royalty costs of about $55 million and lower conventional crude oil volumes of about $30 million. Fourth quarter 2011 earnings also included higher gains of $95 million on primarily Upstream natural gas asset divestments partially offset by higher share-based compensation charges of about $30 million.

Upstream net income in the fourth quarter was $771 million, $245 million higher than the same period of 2010. Earnings benefited from higher crude oil commodity prices of about $275 million and increased Cold Lake bitumen production of about $70 million. These factors were partially offset by lower Syncrude volumes of about $100 million as a result of maintenance activities, higher royalty costs due to higher commodity prices of about $55 million, and lower conventional crude oil volumes of about $30 million due to natural reservoir decline. Included in fourth quarter 2011 earnings were gains of $112 million on asset divestments, about $95 million higher than the fourth quarter of 2010.

The average price of Brent crude oil in U.S. dollars, a common benchmark for world oil markets, was $109.29 a barrel in the fourth quarter of 2011, up about 26 percent from the corresponding period last year. Increases in the company’s average realizations in Canadian dollars on sales of conventional crude oil, synthetic crude oil and bitumen mirrored the same trend as Brent crude oil prices, compared to the same period last year.

Gross production of Cold Lake bitumen averaged 162 thousand barrels a day, equalling the production record achieved in the previous quarter. Cold Lake production was up ten percent from 147 thousand barrels in the same quarter last year. Increased volumes were due to contributions from new wells steamed in 2010 and 2011, increased recoveries as a result of technology applications and the cyclic nature of production at Cold Lake.

The company’s share of Syncrude’s gross production in the fourth quarter was 63 thousand barrels a day, versus 79 thousand barrels in the fourth quarter of 2010. Lower production was primarily the result of higher planned and unplanned maintenance activities.

Gross production of conventional crude oil averaged 20 thousand barrels a day in the fourth quarter, down from 24 thousand barrels in the fourth quarter of 2010. Lower volumes were primarily due to natural reservoir decline.

Gross production of natural gas during the fourth quarter of 2011 was 240 million cubic feet a day, down from 275 million cubic feet in the same period last year. The lower production volume was primarily a result of the impact of divested producing properties.

In the fourth quarter, the company sold its interests in shallow gas properties in the Medicine Hat, Alberta area and the Coleville-Hoosier natural gas producing property in Saskatchewan, realizing a gain of about $72 million. Natural gas production for the company’s share of the properties averaged about 52 million cubic feet a day in 2010. Also in the quarter, the company recorded a gain of about $40 million from an exchange of oil sands leases with third parties.

Downstream net income was $272 million in the fourth quarter of 2011, compared with $266 million in the same period a year ago. Earnings increased primarily due to stronger overall margins of about $65 million partially offset by the unfavourable impact of higher maintenance activities on refinery operations and expenses totalling about $60 million.

Fourth quarter 2011 vs. fourth quarter 2010 (continued)

Chemical net income was $11 million in the fourth quarter, compared with $25 million in the same quarter last year. Earnings in the fourth quarter were negatively impacted by lower margins for polyethylene products and lower sales volume for intermediate products partially offset by higher margins for intermediate and aromatic products.

Net income effects from Corporate and other were negative $49 million in the fourth quarter, compared with negative $18 million in the same period of 2010. Unfavourable effects were primarily due to changes in share-based compensation charges.

Cash flow generated from operating activities was $1,216 million in the fourth quarter of 2011, an increase of $212 million from the corresponding period in 2010, and in line with the earnings increase versus the fourth quarter of 2010.

Investing activities used net cash of $833 million in the fourth quarter, compared with $992 million in the same period of 2010. Cash used for property, plant and equipment additions was $1,107 million in the fourth quarter, compared with $1,045 million during the same quarter 2010. For the Upstream segment, expenditures during the quarter were primarily directed towards the advancement of the Kearl initial development and Kearl expansion oil sands projects. Other investments included advancing the Nabiye expansion project at Cold Lake, environmental and efficiency projects at Syncrude, as well as the advancement of the production pilot at Horn River and tight oil acreage acquisitions. The Downstream segment’s capital expenditures were focused mainly on refinery projects to improve reliability, feedstock flexibility, energy efficiency and environmental performance. Proceeds from asset sales were $270 million in the fourth quarter, $221 million higher than the fourth quarter of 2010.

The company’s cash balance was $1,202 million at December 31, 2011, up $935 million from $267 million at the end of 2010.

Full year highlights

•	Net income was $3,371 million, the second highest on record, and up from $2,210 million in 2010.

•	All three operating segments achieved their second highest earnings ever in 2011.

•	Net income per common share on a diluted basis increased to $3.95 compared to $2.59 in 2010.

•	Cash generated from operations was $4,489 million, $1,282 million higher than 2010.

•	Capital and exploration expenditures were $4,066 million, versus $4,045 million in 2010, supporting the Kearl oil sands and other growth projects.

•	Gross oil-equivalent barrels of production averaged 297,000 barrels a day, compared to 294,000 barrels a day in 2010.

•	Per-share dividends declared in 2011 totalled $0.44, up from $0.43 in 2010.

Full year 2011 vs. full year 2010

Net income in 2011 was $3,371 million or $3.95 a share on a diluted basis, versus $2,210 million or $2.59 a share in 2010.

For the full year 2011, increased earnings were primarily attributable to higher crude oil commodity prices of about $925 million, stronger industry refining margins of about $590 million and increased Cold Lake bitumen production of about $260 million. These factors were partially offset by the unfavourable impacts of higher royalty costs of about $245 million, the stronger Canadian dollar of about $205 million, and lower conventional crude oil volumes of about $150 million, about $80 million of which was due to third party pipeline reliability issues. 2011 earnings also included higher gains of about $70 million on asset divestments.

Upstream net income for the year was $2,457 million, up $693 million from 2010. Earnings increased primarily due to the impacts of higher crude oil commodity prices of about $925 million and increased Cold Lake bitumen production of about $260 million. These factors were partially offset by the unfavourable effects of higher royalty costs of about $245 million, the stronger Canadian dollar of about $150 million and lower conventional crude oil volumes of about $150 million, of which about $80 million was a result of the second and third quarter 2011 third-party pipeline issues. Included in 2011 earnings were gains of $116 million on asset divestments, about $95 million higher than 2010.

The average price of Brent crude oil in U.S. dollars, a common benchmark for Atlantic Basin oil markets, was $111.29 a barrel in 2011, up about 40 percent from the previous year. Increase in the average price of West Texas Intermediate (WTI) crude oil, a common benchmark for mid-continent North American oil markets, was limited to 19 percent due to the continued weakness in WTI crude oil markets. Increases in the company’s average realizations on sales of Canadian conventional crude oil and synthetic crude oil were in line with that of WTI. The company’s average bitumen realizations in Canadian dollars in 2011 increased ten percent to $63.95 per barrel as the price spread between light crude oil and Cold Lake bitumen widened.

Gross production of Cold Lake bitumen was a record 160 thousand barrels a day this year, compared with 144 thousand barrels in the 2010. Increased volumes were due to contributions from new wells steamed in 2010 and 2011, increased recoveries as a result of technology applications and the cyclic nature of production at Cold Lake.

Full year 2011 vs. full year 2010 (continued)

During the year, the company’s share of gross production from Syncrude averaged 72 thousand barrels a day, in line with 73 thousand barrels in 2010.

In 2011, gross production of conventional crude oil was 18 thousand barrels a day, compared with 23 thousand barrels in 2010. Lower volumes were primarily due to third-party pipeline downtime, which reduced production at the Norman Wells field, along with natural reservoir decline.

Gross production of natural gas in 2011 was 254 million cubic feet a day, down from 280 million cubic feet in 2010. The lower production volume was primarily a result of natural reservoir decline.

In 2011, Downstream net income was $884 million, an increase of $442 million over 2010. Higher earnings were primarily due to the favourable impact of stronger industry refining margins of about $590 million. This factor was partially offset by the unfavourable impacts of higher maintenance activities on refinery operations and expenses totalling about $60 million and the stronger Canadian dollar of about $55 million. Earnings in 2010 included a gain of about $25 million from sale of non-operating assets.

Chemical net income in 2011 was $122 million, up $53 million from 2010. Improved margins for intermediate and aromatic products, lower costs due to lower planned maintenance activities and higher polyethylene sales volumes were the main contributors to the increase. These factors were partially offset by lower margins for polyethylene products.

In 2011, net income effects from Corporate and other were negative $92 million, compared with negative $65 million in 2010. Unfavourable effects were primarily due to changes in share-based compensation charges.

Key financial and operating data follow.

Forward-Looking Statements

Statements in this report relating to future plans, projections, events or conditions are forward-looking statements. Actual future results, including project plans, costs, timing and capacities; financing sources; the resolution of contingencies and uncertain tax positions; the effect of changes in prices and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; and other factors discussed in Item 1A of the company’s 2010 Form 10K.

Attachment I

IMPERIAL OIL LIMITED

FOURTH QUARTER 2011

	Fourth Quarter		Twelve Months
millions of Canadian dollars, unless noted	2011	2010	2011	2010

Net Income (U.S. GAAP)
Total revenues and other income	8,124	6,936	30,714	25,092
Total expenses	6,860	5,883	26,308	22,138
Income before income taxes	1,264	1,053	4,406	2,954
Income taxes	259	254	1,035	744
Net income	1,005	799	3,371	2,210

Net income per common share (dollars)	1.19	0.95	3.98	2.61
Net income per common share - assuming dilution (dollars)	1.18	0.94	3.95	2.59

Other Financial Data
Federal excise tax included in operating revenues	335	345	1,320	1,316

Gain/(loss) on asset sales, after tax	134	30	153	80

Total assets at December 31			25,429	20,580

Total debt at December 31			1,207	756
Interest coverage ratio - earnings basis (times covered)			260.2	370.3

Other long-term obligations at December 31			3,876	2,753

Shareholders’ equity at December 31			13,321	11,177
Capital employed at December 31			14,556	11,966
Return on average capital employed (a) (percent)			25.4	20.5

Dividends on common stock
Total	93	93	373	364
Per common share (dollars)	0.11	0.11	0.44	0.43

Millions of common shares outstanding
At December 31			847.6	847.6
Average - assuming dilution	852.6	853.6	853.6	854.2

(a)	Return on capital employed is the net income excluding after-tax cost of financing, divided by the average of beginning and ending capital employed.

Attachment II

IMPERIAL OIL LIMITED

FOURTH QUARTER 2011

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2011	2010	2011	2010

Total cash and cash equivalents at period end	1,202	267	1,202	267

Net income	1,005	799	3,371	2,210
Adjustment for non-cash items:
Depreciation and depletion	194	186	764	747
(Gain)/loss on asset sales	(174)	(37)	(197)	(95)
Deferred income taxes and other	98	97	71	152
Changes in operating assets and liabilities	93	(41)	480	193
Cash flows from (used in) operating activities	1,216	1,004	4,489	3,207

Cash flows from (used in) investing activities	(833)	(992)	(3,593)	(3,709)
Proceeds from asset sales	270	49	314	144

Cash flows from (used in) financing activities	(101)	204	39	256

Attachment III

IMPERIAL OIL LIMITED

FOURTH QUARTER 2011

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2011	2010	2011	2010

Net income (U.S. GAAP)
Upstream	771	526	2,457	1,764
Downstream	272	266	884	442
Chemical	11	25	122	69
Corporate and other	(49)	(18)	(92)	(65)
Net income	1,005	799	3,371	2,210

Revenues and other income
Upstream	2,766	2,159	9,906	8,144
Downstream	6,975	6,027	26,756	21,619
Chemical	360	358	1,641	1,386
Eliminations/Other	(1,977)	(1,608)	(7,589)	(6,057)
Total	8,124	6,936	30,714	25,092

Purchases of crude oil and products
Upstream	976	707	3,581	2,692
Downstream	5,630	4,698	21,642	17,169
Chemical	282	255	1,222	1,009
Eliminations	(1,980)	(1,608)	(7,598)	(6,059)
Purchases of crude oil and products	4,908	4,052	18,847	14,811

Production and manufacturing expenses
Upstream	662	608	2,484	2,375
Downstream	352	334	1,451	1,413
Chemical	46	52	179	209
Eliminations	-	(1)	-	(1)
Production and manufacturing expenses	1,060	993	4,114	3,996

Capital and exploration expenditures
Upstream	1,127	1,006	3,880	3,844
Downstream	46	55	166	184
Chemical	1	1	4	10
Corporate and other	4	3	16	7
Capital and exploration expenditures	1,178	1,065	4,066	4,045

Exploration expenses charged to income included above	16	20	92	191

Attachment IV

IMPERIAL OIL LIMITED

FOURTH QUARTER 2011

Operating statistics	Fourth Quarter		Twelve Months
	2011	2010	2011	2010

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels a day)
Cold Lake	162	147	160	144
Syncrude	63	79	72	73
Conventional	20	24	18	23
Total crude oil production	245	250	250	240
NGLs available for sale	6	6	5	7
Total crude oil and NGL production	251	256	255	247

Gross natural gas production (millions of cubic feet a day)	240	275	254	280

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	291	302	297	294

Net crude oil and NGL production (thousands of barrels a day)
Cold Lake	123	116	120	115
Syncrude	60	73	67	67
Conventional	15	18	13	17
Total crude oil production	198	207	200	199
NGLs available for sale	4	4	4	5
Total crude oil and NGL production	202	211	204	204

Net natural gas production (millions of cubic feet a day)	226	252	228	254

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	240	253	242	246

Cold Lake blend sales (thousands of barrels a day)	212	190	209	188
NGL Sales (thousands of barrels a day)	10	7	9	10
Natural gas sales (millions of cubic feet a day)	227	270	237	264

Average realizations (Canadian dollars)
Conventional crude oil realizations (a barrel)	89.06	74.14	85.22	71.64
NGL realizations (a barrel)	60.15	58.94	59.08	50.09
Natural gas realizations (a thousand cubic feet)	3.25	3.60	3.59	4.04
Synthetic oil realizations (a barrel)	104.82	84.31	101.43	80.63
Bitumen realizations (a barrel)	72.83	58.91	63.95	58.36

Refinery throughput (thousands of barrels a day)	433	467	430	444
Refinery capacity utilization (percent)	85	93	85	88

Petroleum product sales (thousands of barrels a day)
Gasolines (Mogas)	224	226	220	218
Heating, diesel and jet fuels (Distilates)	156	177	157	153
Heavy fuel oils (HFO)	37	29	29	28
Lube oils and other products (Other)	36	41	41	43
Net petroleum products sales	453	473	447	442

Petrochemical Sales (thousands of tonnes)	238	223	1,016	959

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

FOURTH QUARTER 2011

	Net income (U.S. GAAP) (millions of Canadian dollars)	Net income per common share (dollars)

2007
First Quarter	774	0.82
Second Quarter	712	0.76
Third Quarter	816	0.88
Fourth Quarter	886	0.97
Year	3,188	3.43

2008
First Quarter	681	0.76
Second Quarter	1,148	1.29
Third Quarter	1,389	1.57
Fourth Quarter	660	0.77
Year	3,878	4.39

2009
First Quarter	289	0.34
Second Quarter	209	0.25
Third Quarter	547	0.64
Fourth Quarter	534	0.63
Year	1,579	1.86

2010
First Quarter	476	0.56
Second Quarter	517	0.61
Third Quarter	418	0.49
Fourth Quarter	799	0.95
Year	2,210	2.61

2011
First Quarter	781	0.92
Second Quarter	726	0.86
Third Quarter	859	1.01
Fourth Quarter	1,005	1.19
Year	3,371	3.98